James N. Barber
                                 Attorney at Law
                            Suite 100, Bank One Tower
                                50 West Broadway
                           Salt Lake City, Utah 84101


Telephone: (801) 364-6500 or                                 Fax: (801) 364-3406
           (801) 532-3535                               E-Mail:Baraberjn@aol.com
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                                  July 30, 2001



Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, NW
Washington, D.C.  20549

         Re: Mobile Self Storage, Inc.

Dear Sir or Madam:

     I have acted as business counsel for Mobile Self Storage, Inc., a Nevada corporation (Mobile) for more than the last quarter. I am advised that Mobile desires to file registration statement on Form SB-2 under the Securities Act of 1933 and have been asked to render the following opinion regarding the proposed issuance of shares pursuant thereto. In connection with this opinion I have examined such documents, corporate records, and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation, By-laws and selected minutes of meetings of the Board of Directors of the Company.

     Based upon my examination of relevant documents, it is my opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada and that the Shares to be offered and sold pursuant to the Company's registration statement on Form S-B will, when sold and issued, be validly authorized and issued, fully paid, and non-assessable.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ James N. Barber

James N. Barber